FEE DEFERRAL PLAN FOR NON-INTERESTED
PERSON DIRECTORS AND TRUSTEES
OF THE FIDELITY FUNDS
(Effective as of September 14, 1995,
as Amended through November 14, 1996)
1. Purpose.
 The purpose of this Fee Deferral Plan for Non-Interested Person Directors and Trustees (this "Plan") is to provide eligible directors and trustees of each investment company that has adopted this Plan and any other investment company advised by Fidelity Management & Research Company that adopts this Plan (a "Fund") with the opportunity to defer the receipt of compensation earned by them as directors or trustees in lieu of receiving payment of such compensation currently, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of certain of the Funds.
2. Eligibility.
 Each "director" who is not an "interested person" of the Fund, as such terms are defined in the Investment Company Act of 1940 (an "Independent Trustee"), as amended, shall be eligible to participate in this Plan. The "directors" (as so defined) of each Fund are referred to collectively as the Fund's "Board."
3. Amount and Terms of Deferral.
 (a) Mandatory Fixed Deferred Fees. Each Independent Trustee shall defer pursuant to this section 3(a) receipt of a portion of the compensation (the "Board Fees") earned by such Independent Trustee for serving as a member of the Board or as a member of any committee (or any subcommittee of such committee) of which such Independent Trustee from time to time may be a member, in such amount and upon such terms as may be specified from time to time by resolution of the Independent Trustees. The portion of Board Fees deferred under this Section 3(a) shall be referred to as the "Mandatory Fixed Deferred Fees."
 (b) Mandatory Contingent Deferred Fees. Each Independent Trustee shall defer pursuant to this Section 3(b) receipt of a portion of such Independent Trustee's Board Fees in such amount and upon such terms as may be specified from time to time by resolution of the Independent Trustees. The portion of Board Fees deferred under this Section 3(b) shall be referred to as the "Mandatory Contingent Deferred Fees". An Independent Trustee's period of "Eligible Service" shall commence on the date on which such Independent Trustee is elected to the Board of any Fund, and shall end on the date on which such Independent Trustee is no longer a member of the Board of any Fund (the "Termination Date"). Each Independent Trustee's "Vested Percentage" of such Independent Trustee's Mandatory Contingent Deferred Fees shall be as follows:
 Period of Eligible Service               Vested Percentage

Less than 5 years                              0%

5 years or more, but less than 6 years       50%

6 years or more, but less than 7 years       60%

7 years or more, but less than 8 years       70%

8 years or more, but less than 9 years       80%

9 years or more, but less than 10 years      90%

10 years or more                           100%

An Independent Trustee's Vested Percentage shall, notwithstanding the foregoing table, be zero if the Nominating and Procedures Committee shall have determined that such Independent Trustee's termination as a Board member resulted from such Independent Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the office of Independent Trustee. The Administrator (as defined in Section
12) shall maintain separate records of the balances in an Independent Trustee's Deferred Fee Account (as defined in Section 4) to the extent that such balances result from Mandatory Contingent Deferred Fees; the amount of such balances shall be adjusted as of the end of each Independent Trustee's period of Eligible Service to give effect to such Independent Trustee's Vested Percentage.
 (c) Grandfathered Deferred Amounts. The Funds' "Retirement Plan for Non-Interested Person Trustees, Directors or General Partners" (the "Non-Qualified Pension Plan") has been amended, effective December 30, 1996, to provide that Independent Trustees with Retirement Dates (as defined in the Non-Qualified Pension Plan) after December 30, 1996 shall not be entitled to retirement benefits under the Non-Qualified Pension Plan. Each person serving as an Independent Trustee as of December 30, 1996 who has a Retirement Date on or after December 31, 1996, shall have his or her Deferred Fee Account increased, as of December 31, 1996, by an amount equal to the present value of such Independent Trustees' retirement benefits under the Non-Qualified Pension Plan as of December 31, 1996 (prior to giving effect to such amendment) as reflected on the books and records of each of the Funds. The amount of any increase pursuant to this
Section 3(c) shall be treated as a Mandatory Contingent Deferred Fee, shall vest in accordance with Section 3(b), and shall be referred to as "Grandfathered Deferred Amounts."
 (d) Optional Deferrals. In addition to the deferrals referred to in Sections 3(a), 3(b) and 3(c), an Independent Trustee may (subject to
Section 3(f)) elect by notice given pursuant to Section 6 to defer receipt of all or a specified portion of the Board Fees earned by such Independent Trustee. Such deferred Board Fees are referred to as "Optional Deferred Fees."
 (e) Expenses, etc. Reimbursement of out of pocket expenses of Independent Trustees may not be deferred.
 (f)  Maximum Deferral Amount; Allocation of Deferrals Among Funds.
Certain Funds ("Excluded Funds") may under applicable investment policies, investment restrictions, principles of taxation, policies adopted by the Nominating and Procedures Committee or otherwise be precluded from purchasing shares of other Funds. The Excluded Funds will be identified by the Administrator in the Administrator's good faith judgment and approval by the Nominating and Procedures Committee. The Funds other than the
Excluded Funds are referred to as the "Eligible Funds".   Notwithstanding
the adoption of this Plan by any Excluded Fund, except as provided in Sections 3(c) and 5(a)(ii), no portion of any compensation payable by an Excluded Fund shall be deferred under any provision of this Plan. It is contemplated that: (i) compensation payable to Independent Trustees by each of the Funds shall be administered through a single disbursement account; (ii) amounts so payable and amounts to be deferred hereunder will ordinarily be expressed as annualized aggregate dollar amounts for all Funds as to which an Independent Trustee serves; (iii) as to any Independent Trustee, the aggregate amount of compensation deferred (excluding Grandfathered Deferred Amounts) will not exceed the aggregate payable by the Eligible Funds, and (iv) as to any Independent Trustee, the Administrator shall allocate the cash and deferred portion of such Independent Trustee's compensation among the Funds in a manner consistent with the previous sentence and otherwise consistent with the Funds' accounting practices.
4. Deferred Fee Account.
 A deferred compensation book entry account (the "Deferred Fee Account") shall be established in the name of each Independent Trustee. Any compensation earned by an Independent Trustee which is deferred pursuant to this Plan will be credited to such Independent Trustee's Deferred Fee Account on the date such compensation otherwise would have been payable to such Independent Trustee.
5. Deferred Compensation Account Investment.
 (a) Treatment of Credit Amounts. Amounts credited to an Independent Trustee's Deferred Fee Account shall be treated as though such amounts had been invested and reinvested in shares of any of the Funds selected as follows:
 (i) As to Mandatory Fixed Deferred Fees and Mandatory Contingent Deferred Fees, the full amount of such fees shall be payable and deferred by the Eligible Funds, and treated as invested in each such Eligible Fund.
 (ii) As to Grandfathered Deferred Amounts, the full amount payable and deferred by each Fund shall be treated as invested in each such Fund.
 (iii) As to Optional Deferred Amounts, the amount payable and deferred shall be treated as invested in one or more Eligible Funds designated by such Independent Trustee on his or her notice given pursuant to Section 6.
  Any Fund into which a deferred amount is treated as being invested in is referred to herein as a "Target Fund".
 (b) Calculations. Amounts deferred shall initially be treated as though invested in shares of each Target Fund calculated as follows:
(i) the product of
(x) the amount of such deferrals and
(y) the percentage of such deferrals deemed invested in that Target
 Fund, divided by
(ii) the Target Fund's Net Asset Value per share as of the date such amount is so credited.
The Net Asset Value per share shall be determined as set forth in the Target Fund's registration statement under the Investment Company Act of 1940, governing instruments and otherwise in accordance with law.
 (c) Effect of Termination. As of the Termination Date for any Independent Trustee and thereafter, all Mandatory Fixed Deferred Fees and Mandatory Contingent Deferred Fees (adjusted as contemplated by the last sentence of Section 3(b)) shall for all purposes of this Plan be treated as Optional Deferred Fees.
 (d) Dividends, etc. If a Target Fund shall pay a stock dividend on, or split up, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Independent Trustee's Deferred Fee Account shall be adjusted as though shares of such Target Fund were actually held by the Deferred Fee Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event. On each payable date of interest, dividends or capital gains distributions declared by the Board of any Target Fund in which an Independent Trustee's Deferred Fee Account is deemed invested, the Deferred Fee Account will be credited with book adjustments representing all interest, dividends or capital gains distributions which would have been realized had such account been invested in shares of such Target Fund. Each Deferred Fee Account will be charged with any losses with respect to the shares of any Target Fund which would have been realized had such Account actually been invested in such shares.
 (e) Dissolution, etc. Notwithstanding any elections by an Independent Trustee, deferrals under this Plan which are treated as though invested in a Target Fund shall be distributed upon the dissolution, liquidation or winding up of that Target Fund, whether voluntary or involuntary; or the voluntary sale, conveyance or transfer of all or substantially all of the Target Fund's assets unless the obligations of the Target Fund shall have been assumed by another Fund); or the merger of the Target Fund into another trust or corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Target Fund are assumed by such surviving entity and such surviving entity is another
Fund).
6. Manner of Making Elections; Administration.
 (a) Notice. An Independent Trustee shall complete, sign and file with the Administrator a Notice of Election to Defer Compensation (the "Notice") in the form attached to this Plan. The Notice shall state:
(i) subject to Section 6(b), the time or times of payment of such deferred compensation;
(ii) the manner of payment of deferred compensation (i.e., in a lump sum or the number of quarterly or annual installments);
(iii) if the Independent Trustee elects to defer Board Fees under Section 3(d) the aggregate amount of compensation to be deferred as Optional Deferred Fees;
(iv) as to any Optional Deferred Fees the Target Fund or Target Funds in which such deferrals are to be deemed invested and in what percentages; and
(v) any beneficiary designated pursuant to Section 9(b) of this Plan.
 (b) Date of First Payout. Each Independent Trustee shall in the Notice elect to defer the receipt of his or her deferred compensation until a date specified by such Independent Trustee in the Notice, which date may not be sooner than the later of:
(i) the first business day of January following the year in which such Independent Trustee's Termination Date occurs; and
(ii) one year following the Notice (this clause (ii) shall not apply in respect of payments of Grandfathered Deferred Amounts to any Independent Trustee with a Termination Date before January 1,
 1997 if such Notice is given before the Termination Date).
The period over which deferred compensation shall be paid out shall not exceed 20 years.
 (c) Failure to Designate Payment Schedule, etc. If an Independent Trustee who elects to defer fees fails to designate in his or her Notice a time or date as of which payment of his or her Deferred Fee Account shall commence, payment of such amount shall commence as of the date set forth in (b)(i) above (unless the Independent Trustees files an amended Notice in compliance with Section 8 selecting a different distribution date). If an Independent Trustee fails to designate in his or her Notice the manner of distribution to apply to his Deferred Fee Account, such Deferred Fee Account shall be distributed in a lump sum. If an Independent Trustee fails to designate in his or her Notice one or more Target Funds in respect of any Optional Deferred Fees, then the Nominating and Procedures Committee may, subject to Section 5(b), by resolution designate one or more Target Funds for such Independent Trustee.
 (d) Changes in Target Funds. As of the last day of each calendar quarter, by written election delivered to the Administrator identified pursuant to
Section 12 not less than 10 days prior to the end of such quarter, each Independent Trustee may direct that the Target Funds in which the Optional Deferred Fees portion of his or her Deferral Fee Account is deemed invested be changed. Any election to change such investment direction shall indicate the percentage of the balance of Optional Deferred Fees (determined based on the then current Net Asset Value of each Target Fund in which the Deferral Fee Account is deemed invested immediately prior to giving effect to such investment change) to be invested in each such Target Fund. The number of shares of each Target Fund to be deemed held in the Independent Trustee's Deferral Fee Account following such investment change shall be calculated as follows:
(i) the product of
(x) the balance of Optional Deferred Fees and
(y) the percentage of such balance to be deemed invested in that Target Fund divided by
(ii) the Target Fund's Net Asset Value per share as of the last day of such calendar quarter.
 (e) Changes in Form and Timing of Payment of Deferred Compensation. An Independent Trustee may elect to change the timing and manner of his or her distribution election with respect to all amounts deferred by the Independent Trustee under this Plan by filing an amended Notice with the
Administrator:
 (a) prior to the last day of the calendar year in which the Termination Date for the Independent Trustee occurs, or, if later,
 (b) by a date such that at least one full calendar year elapses between
(i) the date as of which such amended Notice is filed and
(ii) each of
 (A) the date as of which a distribution would otherwise have commenced and
 (B) the date as of which such distribution will commence under such amended Notice.

 (f) Hardship. Upon application by an Independent Trustee and a determination by the Nominating and Procedures Committee of the Funds' Boards that the Independent Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Independent Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Independent Trustee to meet the hardship, or the balance of the Independent Trustee's Deferred Fee Account.
 (g) Order of Payout of Grandfathered Deferred Amounts. In a Notice or an amended Notice given pursuant to Section 6(e) an Independent Trustee may direct that payments of deferred compensation in respect of Grandfathered Deferred Amounts be made preferentially from one or more specified Funds or groups of Funds until the amounts by such Funds or group of Funds is exhausted.
7. Effective Date and Duration of Deferral Elections.
 (a) Election Irrevocable. Except as provided in Sections 7(b) and 6 of this Plan, any election to defer compensation pursuant to this Plan shall be irrevocable from and after the date on which Notice is filed with the Administrator. Elections pursuant to Section 3(d) shall be effective to defer an Independent Trustee's compensation as follows:
(i) As to any Independent Trustee in office on the effective date of this Plan who files a Notice no later than 60 days after such effective date, the Notice shall be effective to defer any compensation which is earned by such Independent Trustee pursuant to Section 3(d) after the date of the filing of the Notice.
(ii) As to any nominee for the Board who has not previously served as an Independent Trustee and who files a Notice prior to his or her election as an Independent Trustee, such election to defer pursuant to Section 3(d) shall be effective to defer any compensation which is earned by such nominee after his or her election as an Independent Trustee; and
(iii) As to any other Independent Trustee, the election to defer pursuant to Section 3(d) shall be effective to defer any compensation that is earned from and after January 1 of the calendar year next succeed-
 ing the year in which the Notice is filed.
 (b) Continuance of Notices. Any election to defer compensation pursuant to Section 3(d) made by an Independent Trustee shall continue in effect unless and until the Administrator is notified in writing by such Independent Trustee prior to the end of any calendar year that he or she wishes to terminate such election or modify the amount of compensation deferred pursuant to such election. Any such revocation or modification shall be effective only with respect to compensation earned after the calendar year in which such amended Notice is filed with the Fund. Upon receipt by the Administrator from an Independent Trustee of such an amended Notice, the applicable portion of compensation earned by such Independent Trustee from and after January 1 of the calendar year succeeding the day on which such Notice was received shall be paid currently and no longer deferred as provided in this Plan. However, any amounts in such Independent Trustee's Deferred Fee Account on such January 1 and any amount which the Independent Trustee thereafter defers shall continue to be payable in accordance with the Notice (or Notices) pursuant to which it was deferred except as provided in Section 8(a). An Independent Trustee who has filed a Notice to terminate deferment of compensation may thereafter again file a Notice to participate pursuant to Section 6 hereof effective for the calendar year subsequent to the calendar year in which he or she files the new Notice.
8. Payment of Deferred Compensation.
 (a) Manner of Payment. The aggregate value of an Independent Trustee's Deferred Fee Account will be paid in a lump sum or in installments, as specified in his or her Notice or amended Notice, and at the time or times specified in the Notice or amended Notice. If installments are elected by an Independent Trustee, such installments shall be paid in cash and the amount of the first cash payment shall be a fraction of the then value of such Independent Trustee's Deferred Fee Account, the numerator of which is one, and the denominator of which is the total number of installments. The amount of each subsequent cash payment shall be a fraction of the then value of such Independent Trustee's Deferred Fee Account remaining after the prior payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Notwithstanding the foregoing provisions of this Section 8(a), payments of installments from any Independent Trustee's Deferred Fee Account shall be made first in respect of Grandfathered Deferred Amounts included in such Account, until such amounts are exhausted.
 (b) Payment to Beneficiary. If an Independent Trustee dies before he or she has received payment of all amounts in such Independent Trustee's Deferred Fee Account, the value of such Deferred Fee Account shall be paid in a lump sum as soon as reasonably possible to the beneficiary designated in such Independent Trustee's Notice or, if no such beneficiary is designated, to such Independent Trustee's estate, in accordance with the provisions of this Plan. Any beneficiary so designated by an Independent Trustee may be changed at any time by notice in writing from such Independent Trustee to the Fund.
9. Statement of Deferred Fee Accounts.
 The Administrator will furnish each Independent Trustee with a statement setting forth the aggregate value of such Independent Trustee's Deferred Fee Accounts as of the end of each calendar year and all credits to and payments from such Deferred Fee Account during such year. Such statements will be furnished no later than 60 days after the end of each calendar year.
10. Rights in Deferred Fee Account.
 Credits to Deferred Fee Accounts shall remain part of the general assets of each Fund, shall at all times be the sole and absolute property of the Fund and shall in no event be deemed to constitute a fund, trust or collateral security for the payment of the deferred compensation to which Independent Trustees are entitled from such Deferred Fee Accounts. The right of any Independent Trustee or his designated beneficiary or estate to receive future payment of deferred compensation under the provisions of this Plan shall be an unsecured claim against general assets of the Fund, if any, available at the time of payment. The Fund shall be under no obligation to any Independent Trustee to purchase, hold or dispose of any investments but, if the Fund chooses to purchase investments, including shares of any Target Fund, to cover its obligations under this Plan, then any and all such investments shall continue to be a part of the general assets and property of the Fund.
11. Non-Assignability.
 No Independent Trustee, his designated beneficiary or estate, nor any other person shall have the right to encumber, pledge, sell, assign or transfer the right to receive payments under this Plan, except by will or by the laws of descent and distribution. All such payments and the right thereto are expressly declared to be non-assignable.
12. Administration.
 This Plan shall be administered by each Fund's Treasurer or one or more other persons appointed by the Nominating and Procedures Committee of such Fund (the "Administrator"). All Notices and amendments shall be filed with the Administrator and the Administrator shall be responsible for maintaining records of all Deferred Fee Accounts and for furnishing the annual statements of Deferred Fee Account provided for in Section 9 of this Plan. The Nominating and Procedures Committee shall have the general authority to interpret, construe and implement provisions of the Plan. Any determination by the Nominating and Procedures Committee shall be binding on the Independent Trustee and shall be final and conclusive.
13. Amendment or Termination.
 This Plan may at any time be amended, modified or terminated by the Board. However, no amendment, modification or termination shall adversely affect any Independent Trustee's rights in respect of amounts theretofore credited to his Deferred Fee Account.
14. Governing Law.
 This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.
15. Effective Date.
 This Plan shall be effective as of September 15, 1995, and any amendments hereto shall be effective on the date of adoption thereof by the Board. EXHIBIT B
FUNDS ELIGIBLE TO DEFER PAYMENT OF TRUSTEE COMPENSATION
(AS OF 10/31/96)
FIDELITY FUNDS
Advisor Equity Portfolio: Growth           FMMT-Retirement Money Market

Advisor Equity Income                      Growth & Income

Advisor Growth Opportunities               Growth Company

Advisor High Yield                         Institutional Cash Money Market

Advisor Income & Growth                    Intermediate Bond

Asset Manager                              Low-Priced Stock

Asset Manager: Growth                      Magellan

Balanced                                   OTC

Blue Chip Growth                           Overseas

Capital & Income                           Puritan

Capital Appreciation                       Retirement Growth

Cash Reserves                              Select: Health Care

Contrafund                                 Short Term Bond

Destiny I                                  Spartan Money Market

Destiny II                                 Trend

Disciplined Equity                         U.S. Equity Index

Daily Money Fund: Money Market Portfolio   Utilities

Emerging Growth                            Value

Equity-Income                              VIP II: Asset Manager

Equity-Income II                           VIP: Equity-Income

Fidelity                                   VIP: Growth

Fidelity Daily Income Trust                VIP: Overseas

Adopted October 1989
Amended November 16, 1995
Amended November 14, 1996


RETIREMENT PLAN FOR
NON-INTERESTED PERSON TRUSTEES,
DIRECTORS OR GENERAL PARTNERS
  The mutual fund referred to on Schedule A (the "Adopting Fund") has adopted this Retirement Plan for Non-Interested Person Trustees, Directors and General Partners (the "Plan"). Fidelity Management & Research Company ("FMR") acts as manager or adviser, and Fidelity Distributors Corporation ("Fidelity Distributors") acts as distributor, for the Adopting Fund.
  The Plan has been established for the benefit of (i) the Trustees of the Adopting Fund if the Adopting Fund is organized as a Massachusetts business trust, (ii) the Directors of the Adopting Fund if the Adopting Fund is organized as a corporation, (iii) the individual General Partners of the Adopting Fund if the Adopting Fund is organized as a partnership, and (iv) the "directors" (as such term is defined in Section 2(a)(12) of the Investment Company Act of 1940, an amended) of the Adopting Fund if the Adopting Fund is any other type of organization, who in any such case are not interested persons (as such term is defined in the Investment Company Act of 1940, as amended) of FMR or Fidelity Distributors. Such Trustees, Directors, General Partners or directors are referred to as "Independent Board Members" regardless of the form of business organization of the Adopting Fund.
1. ELIGIBILITY
  Each Independent Board Member who at the time of Retirement (as defined in paragraph 6(d)) has served as an Independent Board Member ("Eligible Service") for at least five years will be an "Eligible Board Member", and will be eligible to receive retirement benefits under the Plan. An Independent Board Member's period of Eligible Service commences on the date of election to the Board (as defined in paragraph 5(a)) of any registered investment company as to which FMR acts as manager or advisor. Independent Board Members with Retirement Dates after December 30, 1996 shall not be entitled to receive retirement Benefits (as defined in Paragraph 2) pursuant to paragraph 2(b) or 2(c).1
___________________________
1. Final sentence of section 1 added by amendment on November 14, 1996.
2. RETIREMENT DATE; AMOUNT OF BENEFIT

  a. Retirement. Each Independent Board Member will retire not later than the last day of the calendar year2 in which such Independent Board Member's seventy-second birthday occurs (such day is referred to as such Independent Board Member's Base Retirement Date"). Each retired Independent Board Member is referred to as a "Retired Board Member".
  b. Retirement Benefit. Upon Retirement, each Eligible Board Member will receive, commencing as of such Eligible Board Member's Base Retirement Date, for the remainder of the Eligible Board Member's life, a retirement benefit (the "Benefit") paid at an annual rate equal to 40% of the annual basic retainer payable by the Adopting Fund in effect for Independent Board Members on the data of Retirement (but excluding any fees relating to attending meetings or chairing committees), plus an additional .667% of such annual basic retainer for each full month of Eligible Service in excess of five years, up to a maximum of 80% of such annual basic retainer for ten or more years of Eligible Service.
  c. Early Payment of Benefit. At the discretion of the Committee (as defined in paragraph 5(a)), an Eligible Board Member may receive, commencing on a date earlier than such Eligible Board Member's Base Retirement Date that is fixed by the Committee in its sole discretion upon a showing of good cause by the Eligible Board Member, a Benefit which is the actuarial equivalent of the Benefit provided under paragraph 2(b). Actuarial equivalence for these purposes shall be computed by the Committee, with the advice of an enrolled actuary (an "Enrolled Actuary") within the meaning of the Employee Retirement Income Security Act of 1970, selected by the Committee using the actuarial factors applicable for such purposes at the time of commencement of payment of the Benefit under the pension plan for FMR's employees. Good cause for these purposes may include (but is not limited) the disability of the Eligible Board Member, and any substantial medical or other similar expenses of the Eligible Board Member or member of the family of the Eligible Board Member.
3. TIME OF PAYMENT
  The Benefit for each year will be paid in installments that are as nearly equal as possible, at the same times that payments of basic retainers are made to Independent Board Members serving at the time of payment, but in no event less frequently than quarterly.
___________________________
2. As amended on November 16, 1995.  Previously read "month".
4. PAYMENT OF BENEFIT; ALLOCATION OF COSTS
  The Adopting Fund is responsible for the payment of the Benefits, as well as all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of the Enrolled Actuary. The obligations of the Adopting Fund to pay such benefits and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of the Adopting Fund's creditors and stockholders, shareholders or limited partners, as the case may be. To the extent that the Adopting Fund consists of one or more separate portfolios, such costs and expenses will be allocated among such portfolios by the Board of the Adopting Fund in a manner that is determined by such Board to be fair and equitable under the circumstances.
5. ADMINISTRATION
  a. The Committee. Any question involving entitlement to payments under or the administration of the Plan will be referred to a committee (the "Committee") of Independent Board Members designated by the individual Boards of Trustees, Directors or individual General Partners (the "Board"), as the case may be, of the Adopting Fund. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive.
  b. Powers of the Committee. The Committee will represent and act on behalf of the Adopting Fund in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal bylaws or other regulations, relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers or the rights or powers of its members or of the Board. The Committee will report to the Board from time to time on its activities in respect of the Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Plan.
6. MISCELLANEOUS AND TRANSITION PROVISIONS
  a. Rights Not Assignable. The right to receive any payment under the Plan is not transferable or assignable. Nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any spouse or heirs or the estate of any Eligible Board Member or Retired Board Member.
  b. Amendment, etc. The Committee, with the concurrence of Board, may at any time amend or terminate the Plan or waive any provision of the Plan, provided that no amendment, termination or waiver will impair the rights of an Eligible Board Member to receive upon Retirement the payments which would have been made to such Board Member had there been no such amendment, termination or waiver (based upon such Board Member's Eligible Service to the date of such amendment, termination or waiver) or the rights of a Retired Board Member to receive any Benefit due under the Plan, without the consent of such Eligible Board Member or Retired Board Member, as the case may be. An Eligible Board Member or Retired Board Member may elect to waive receipt of his Benefit by so advising the Committee.
  c. No Right to Reelection. Nothing in the Plan will create any obligation on the part of the Board to nominate any Independent Board Member for reelection.
  d. "Retirement" Defined. The term "Retirement" includes any termination of service (other than by death) of an Eligible Board Member except any termination which the Committee determines to have resulted from the Eligible Board Member's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Board Member.
  e. Vacancies. Although the Board will retain the right to increase or decrease its size, it shall be the general policy of the Board to replace each Retired Board Member by selecting a now Independent Board Member from candidates proposed by the Nominating Committee of the Board (such Nominating Committee to consist solely of Independent Board Members).
  f. Consulting. Each Retired Board Member may render such services for the Adopting Fund, for such compensation, as may be agreed upon from time to time by such Retired Board Member and the Board of the Adopting Fund.
  g. Transition Provisions. The Plan will be effective for all Eligible Board Members who have dates of Retirement occurring on or after November 1, 1987 ("Covered Members"). Periods of Eligible Service shall include periods commencing prior to such date. The Plan will become effective on the date (the "Effective Date") when the Committee determines that any regulatory approval or advice that may be necessary or appropriate in connection with the Plan have been obtained. On the Effective Date the Retirement Policy for Independent Directors (the "Director Emeritus Program") will be terminated for Covered Members (but will continue for Retired Board Members who are not Covered Members), and Covered Members will have no further rights in respect of the Director Emeritus Program. Any Covered Member having a date of Retirement prior to the Effective Date will, upon the occurrence of the Effective Date, be entitled to receive payment of Benefits for the period of Retirement prior to the Effective Date, reduced (but not below zero) by any amounts theretofore received by such Covered Member under the Director Emeritus Program.